Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (March 6, 2008) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended January 31, 2008, the second quarter of its 2008 fiscal year.

For the three months ended January 31, 2008, revenue and net income were $173.5 million and $32.0 million, respectively.  This represents increases in revenue of $44.5 million, or 34.5%, and in net income of $1.6 million, or 5.4%, over the same quarter last year.  Fully diluted earnings per share (EPS) for the three months were $0.35 compared to $0.32 last year, an increase of 9.4%.

For the six months ended January 31, 2008, revenue and net income were $357.4 million and $69.6 million, respectively.  This represents increases in revenue of $96.4 million, or 36.9%, and in net income of $8.9 million, or 14.7%, over the same period last year.  Fully diluted earnings per share (EPS) for the six months were $0.76 compared to $0.65 last year, an increase of 16.9%.

For the quarter in North America, total revenue grew to $137.6 million or 6.8%.  Same store sales grew by 6.3%.  Excluding the impact of the Gulf Coast hurricanes in the second quarter of last year, same store sales grew by 8.5%.  Gross margin was $68.6 million during the current quarter.  Included in the operating results for the three and six months ended January 31, 2007 were revenues associated with the hurricanes which are estimated to be approximately $2.6 million and $6.2 million, respectively.

For the quarter in the United Kingdom (UK), total revenue was $35.8 million and gross margin was $0.4 million.  Included in the results is a reserve for the estimated losses from payments made with fraudulent credit cards of $1.5 million, of which $0.4 million represents confirmed fraudulent payments, and the balance represents estimated and expected losses for the quarter.  This loss is reflected as a reduction in revenue of $0.9 million previously recorded during the quarter for payments accepted for vehicles sold as a principal and a charge of $0.6 million to yard operations for vehicles sold as an agent.  Also included in our operating results for the quarter are the direct incremental costs associated with integrating our UK operations estimated to be $0.5 million and includes travel and lodging for approximately 100 individuals who traveled to the UK to help staff and support the UK integration. Other costs associated with the integration are estimated to be approximately $1.7 million primarily for temporary labor and contract hauling and are included in yard operations.  Finally, delays in the sales of certain vehicles as a result of the integration process had a negative impact on the quarterly unit sales volume.  Consequently, during the quarter, inventory in the UK grew by approximately 27%.  We are currently experiencing no delays in the sales process and we expect inventories to return to more normal levels by the end of our third fiscal quarter.

During the second quarter Copart repurchased 982,655 shares of its common stock at a weighted average price of $41.67 per share.  At the end of the quarter, Copart had 20,983,640 shares available under its repurchase program.

The Company, today, entered into an unsecured credit agreement with Bank of America, N.A. providing for a $200 million revolving credit facility.  Amounts borrowed under the credit facility may be used for repurchases of stock, capital expenditure, working capital and other general corporate purposes.  Amounts borrowed under the credit facility may be repaid and reborrowed until the facility matures in five years.

We have determined that, in the first quarter of fiscal 2008, we included $3.0 million in general and administrative costs and $0.4 million in general and administrative depreciation from our UK operations that, in order to be consistent with US classification should have been reflected in yard operations. The reclassifications of these costs, which have no affect on the current quarter, are reflected in the year to date results.

On Friday, March 7, 2008, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznwddzvwzzzw. A replay of the call will be available through April 5, 2008 by calling (888) 203-1112.  Use confirmation code #6400859.

About Copart

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of vehicle remarketing services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company currently operates 143 facilities in the United States, Canada and the United Kingdom. It also provides services in other locations through a network of independent salvage vehicle remarketers.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements include, without limitation, statements about the integration process with our recent acquisition in the United Kingdom, current trends in our UK sales process, and our expectations with respect to UK inventory.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. Since June 2007, we have acquired several salvage companies operating exclusively in the United Kingdom. We do not have any historic experience operating outside of North America, and we may experience challenges adapting our business model to international markets and integrating the acquired businesses.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Heather Luck, Assistant to the Chief Financial Officer
(707) 639-5271

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2008	2007	2008	2007
Revenues	$173,459	$128,926	$357,416	$261,047
Operating costs and expenses:
Yard operations (including depreciation and amortization of $7,764 and $15,927 for the three and six months ending January 31, 2008, respectively)	104,851	68,536	210,415	138,768
General and administrative (including depreciation and amortization of $2,970 and $5,809 for the three and six months ending January 31, 2008, respectively)	21,373	15,226	43,138	30,223
Total operating expenses	126,224	83,762	253,553	168,991
Operating income	47,235	45,164	103,863	92,056
Other income (expense):
Interest income, net	2,472	3,283	5,216	6,310
Other income	882	245	1,677	896
Equity in losses of unconsolidated investment	—	—	—	(2,216)
Total other income	3,354	3,528	6,893	4,990
Income before income taxes	50,589	48,692	110,756	97,046
Income taxes	18,563	18,300	41,120	36,310
Net income	$32,026	$30,392	$69,636	$60,736
Earnings per share-basic
Basic net income per share	$0.36	$0.33	$0.79	$0.67
Weighted average common shares outstanding	88,802	90,752	88,684	90,626

Earnings per share-diluted
Diluted net income per share	$0.35	$0.32	$0.76	$0.65
Weighted average common shares and dilutive potential common shares outstanding	91,333	93,682	91,261	93,524

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 31, 2008	July 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$173,225	$98,365
Short-term investments	—	102,625
Accounts receivable, net	137,286	109,895
Inventories and vehicle pooling costs	42,587	34,841
Income taxes receivable	1,700	3,208
Prepaid expenses and other assets	6,820	5,518
Total current assets	361,618	354,452
Restricted cash and investments	—	9,148
Property and equipment, net	459,321	420,664
Intangibles, net	26,353	27,442
Goodwill	165,976	161,645
Deferred income taxes	12,120	7,785
Land purchase options and other assets	27,515	24,208
Total assets	$1,052,903	$1,005,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$90,934	$85,082
Deferred revenue	16,033	13,897
Income taxes payable	3,010	3,930
Deferred income taxes	2,575	3,219
Other current liabilities	462	474
Total current liabilities	113,014	106,602
Deferred income taxes	13,554	13,998
Other liabilities	4,492	3,878
Total liabilities	131,060	124,478
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 88,169 and 88,334 shares issued and outstanding at January 31, 2008 and July 31, 2007, respectively	183,937	206,126
Accumulated other comprehensive income	1,600	4,447
Retained earnings	736,306	670,293
Total shareholders’ equity	921,843	880,866
Total liabilities and shareholders’ equity	$1,052,903	$1,005,344